EXHIBIT 99.1 PRESS RELEASE


              HFS INCORPORATED AGREES TO ACQUIRE HARPUR GROUP LTD.

     Deal Valued at $206 Million; Will be Immediately Accretive to Earnings

     PARSIPPANY, NJ, November 24, 1997 - HFS Incorporated (NYSE: HFS) announced today it has executed a definitive agreement to acquire The Harpur Group Ltd., a leading fuel card and vehicle management company in the UK, from privately held H-G Holdings, Inc. for approximately $186 million in cash plus future contingent payments of up to $20 million over the next two years. Closing is subject to regulatory approval and is anticipated in early 1998.

     Based in Trowbridge, UK, The Harpur Group provides fuel card services in the United Kingdom, offering the Dialcard and Overdrive fuel card brands. The company also serves the vehicle management market which includes the provision of fleet, maintenance and accident management services.

     Henry R. Silverman, HFS Chairman and CEO, said, "With about 350,000 active fuel cards accepted at more than 12,000 petrol stations in the UK, The Harpur Group will be a strong strategic fit within our existing fuel card fleet management businesses and will be immediately accretive to our earnings per share. Combined with our PHH fleet management operations, we will create a network of over 900,000 fuel cards and a fleet of 275,000 vehicles in the UK."

     The transaction does not include Harpur's Australian fuel card business or its private label card processing business, based in Sophia Antipolis, France. Both businesses will be retained by H-G Holdings, Inc. within a newly formed business unit, International Card Enterprises.

     HFS Incorporated is a global provider of real estate and travel services. The Company is the world's largest franchisor of residential real estate brokerage offices, provides mortgage services to consumers and is a global leader in corporate employee relocation. Within the travel sector of the economy, HFS is the largest franchisor of hotels and rental car agencies, leading provider of vacation timeshare exchanges and is the second largest vehicle management company worldwide. In May, the Company announced that it would merge with CUC International (NYSE: CU). The merger is expected to close in the fall of this year.